Exhibit 2.01

SECURITIES EXCHANGE AGREEMENT

dated as of December 20, 2012

by and among

FUELCELL ENERGY, INC.

as the “FCE”

- and -

VERSA POWER SYSTEMS, INC,

as the “Company”

- and -

The STOCKHOLDERS OF THE COMPANY identified on the

Annex 1 attached hereto,

as the “Exchanging Stockholders”

i

LIST OF ANNEXES

Annex 1	EXCHANGING STOCKHOLDERS AND PROCEEDS ALLOCATION
Annex 2	COMPANY EMPLOYEES SUBJECT TO EXCHANGING STOCKHOLDER NON-SOLICITATION

ii

SECURITIES EXCHANGE AGREEMENT

This SECURITIES EXCHANGE AGREEMENT (this “Agreement”), dated as of December 20, 2012, by and among FuelCell Energy, Inc., a Delaware corporation (the “FCE”), Versa Power Systems, Inc., a Delaware corporation (the “Company”) and the stockholders of the Company listed on Annex 1 attached hereto (each, herein individually an “Exchanging Stockholder” and collectively, the “Exchanging Stockholders”). FCE, the Exchanging Stockholders and the Company are sometimes referred to collectively herein as the “Parties” and each as a “Party.” Certain capitalized terms which are used herein are defined in ARTICLE VII below.

RECITALS:

A. As of the date hereof, the Exchanging Stockholders and FCE collectively own 100% of the Company’s outstanding capital stock.

B. The Parties desire to enter into this Agreement pursuant to which FCE agrees to acquire from the Exchanging Stockholders certain shares of the Company’s outstanding capital stock, as identified on Annex 1 (such shares, together, the “Transaction Stock”), as a result of which FCE shall own 100% of the Company’s outstanding capital stock.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the mutual promises made herein, and in consideration of the representations, warranties and covenants herein contained, the Parties hereby agree as follows:

ARTICLE I

THE CLOSING; EXCHANGE OF SECURITIES

Section 1.1 Exchange of Stock.

At the Closing (as defined in Section 1.3 below), FCE shall acquire from the Exchanging Stockholders and the Exchanging Stockholders severally shall convey, assign, transfer, and deliver to FCE, all shares of the Transaction Stock in the respective amounts and for the Consideration specified on Annex 1 and described in Section 1.2.

Section 1.2 Consideration.

The valuation for the Transaction Stock (the “Consideration”), to be paid by FCE shall be at a per share amount of $27.50. The Consideration shall be in shares of FCE’s common stock (the “FCE Stock”) which common stock shall be valued at the FCE Stock Closing Price.

Section 1.3 The Closing.

The closing (the “Closing”) of the Exchange in the amounts set forth on Annex 1 and the other transactions provided for herein relating thereto (the “Transactions”) shall take place at the offices of Patterson Belknap Webb & Tyler, LLP (or at such other location as FCE and the Company may agree), commencing at 10:30 a.m. local time on the date hereof. The date of the closing is referred to as the “Closing Date.”

Section 1.4 Closing Obligations

At the Closing:

(a) FCE shall deliver to each Exchanging Stockholder a stock certificate representing the number of shares of FCE’s common stock as specified on Annex 1.

(b) Each Exchanging Stockholder shall deliver to the Company stock certificates (or lost certificate affidavits therefor) representing the Transaction Stock, endorsed in blank or accompanied by duly executed stock powers.

(c) The Company shall deliver to FCE a stock certificate representing the Transaction Stock FCE is acquiring from the Exchanging Stockholders at the Closing.

(d) The Parties shall deliver such other documents and materials and do such things as may be provided in Section 6 below.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF FCE

As a material inducement to the Exchanging Stockholders and the Company to enter into this Agreement and to exchange the Transaction Stock with FCE, FCE hereby represents and warrants to Exchanging Stockholders and the Company that as of the date hereof:

Section 2.1 Organization; Corporate Power and Authorization.

FCE is a Delaware corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. FCE has the requisite power and authority and all material licenses, permits and authorizations necessary to enter into, deliver and carry out its obligations pursuant to each of the Transaction Documents to which it is a party. FCE’s execution, delivery and performance of each Transaction Document to which it is a party has been duly authorized by all requisite corporate action of FCE.

Section 2.2 Binding Effect and Noncontravention.

(a) Each Transaction Document to which FCE is a party constitutes a valid and binding obligation of FCE which is enforceable against FCE in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

(b) The execution, delivery and performance by FCE of the Transaction Documents to which FCE is a party do not and shall not: (i) conflict with or result in a breach of the terms, conditions or provisions of; (ii) constitute a default under or result in a violation of; or (iii) require any authorization, consent, approval, exemption or other action by or declaration or notice to any third Person or Government Entity pursuant to, (A) the certificate of incorporation of FCE or (B) any, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, Legal Requirement or other restriction of any Government Entity, to which FCE is subject, which would restrict the ability of FCE to consummate the transactions contemplated hereby and perform its obligations hereunder.

Section 2.3 Brokerage.

FCE has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Exchanging Stockholders could become liable or obligated.

Section 2.4 No Litigation.

There is no lawsuit, claim, action, proceeding or investigation pending or, to FCE’s knowledge, threatened against FCE, its properties or businesses, which is reasonably expected to have an FCE Material Adverse Effect or restrict the ability of FCE to consummate the transactions contemplated hereby and otherwise perform hereunder.

Section 2.5 S-3 Eligibility

FCE is currently eligible to file an S-3 Registration Statement with the SEC pursuant to the Securities Act.

Section 2.6 Registration and NASDAQ Listing

FCE’s common stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act and is listed on the NASDAQ Global Market, and FCE has taken no action designed to, or reasonably likely to have the effect of, terminating the registration of the common stock under the Exchange Act or delisting the common stock from the NASDAQ Global Market, nor has FCE received any notification that the Securities and Exchange Commission (the “SEC”) or Financial Industry Regulatory Authority is contemplating terminating such registration.

FCE is in compliance in all material respects with all applicable corporate governance requirements set forth in the rules and regulations of the NASDAQ Global Market.

Section 2.7 Exchange Act Reports

FCE has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension and has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the 12 months preceding the date hereof. Such reports required to be filed by FCE under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, together with any materials filed or furnished by FCE under the Exchange Act, whether or not any such reports were required being collectively referred to herein as the “SEC Reports.” As of their respective dates, the SEC Reports filed by FCE complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed by FCE, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of FCE included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.

Section 2.8 Tax Consequences.

FCE has not knowingly taken and will not knowingly take, and has not and will not knowingly cause the Company to take, any action inconsistent with or which would knowingly jeopardize the tax-free treatment of the Exchange as agreed in Section 4.13 below. FCE has reviewed with FCE’s own competent tax and other advisors the federal, state, and local tax consequences of the Exchange and the transactions contemplated by this Agreement and the Transaction Documents, and has been advised by such tax advisors with respect to what actions may or may not jeopardize the tax-free treatment of the Exchange as agreed in Section 4.13 below. FCE is relying solely on such advisors and not on any statements or representations of the Company or the Exchanging Stockholders or any of their respective agents with respect to the tax consequences to FCE and the Company of the Exchange. FCE and the Company understand that they (and not the Exchanging Stockholders) shall be responsible for any and all tax consequences related to FCE and the Company that may arise as a result of the transactions contemplated by this Agreement and the Transaction Documents.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE EXCHANGING

STOCKHOLDERS

As a material inducement to FCE to enter into this Agreement and to exchange the Transaction Stock, each Exchanging Stockholder hereby represents and warrants, severally and not jointly, to FCE as of the date hereof that:

Section 3.1 Organization; Corporate Power and Authorization.

Such Exchanging Stockholder is an entity, is validly existing and in good standing under the laws of the state of its formation. Such Exchanging Stockholder has the requisite power and authority necessary to enter into, deliver and perform its obligations pursuant to each of the Transaction Documents to which it is a party. Such Exchanging Stockholder’s execution, delivery and performance of each Transaction Document to which it is a party has been duly authorized by all requisite entity action of such Exchanging Stockholder or its governing body or owners, as applicable.

Section 3.2 Binding Effect and Noncontravention.

(a) Each Transaction Document to which such Exchanging Stockholder is a party constitutes a valid and binding obligation of such Exchanging Stockholder which is enforceable against such Exchanging Stockholder in accordance with its terms.

(b) The execution, delivery and performance of the Transaction Documents to which such Exchanging Stockholder is a party does not and shall not: (i) conflict with or result in a breach or violation of the terms, conditions or provisions of, (ii) constitute a default under or result in a violation of, (iii) result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel any liability or obligation of such Exchanging Stockholder under, or (iv) require any authorization, consent, approval, exemption or other action by or declaration or notice to any third Person or Government Entity pursuant to (A) the formation or governing documents of such Exchanging Stockholder, if applicable, (B) any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, Legal Requirement or other restriction of any Government Entity, to which such Exchanging Stockholder is subject or (C) any agreement, instrument or other document to which such Exchanging Stockholder or, to such Exchanging Stockholder’s Knowledge, the Company is a party or to which any of their assets are bound.

Section 3.3 Capital Stock.

(a) Such Exchanging Stockholder holds of record, owns beneficially and has good and marketable title to all of such Exchanging Stockholder’s Transaction Stock, as applicable, free and clear of security interests, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. Such Exchanging Stockholder has full legal right and power to transfer and deliver to FCE such Exchanging Stockholder’s Transaction Stock in the manner provided by this Agreement, and upon the receipt of such Transaction Stock pursuant to the terms of this Agreement, FCE will receive good and valid legal title thereto and full beneficial ownership thereof, free and clear of any Encumbrances. Such Exchanging Stockholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Transaction Stock which will survive the Closing Date. Such Exchanging Stockholder does not own any equity securities of the Company, or have any right to receive equity securities of the Company, except for the Transaction Stock.

(b) To such Exchanging Stockholder’s Knowledge, the Transaction Stock, together with the capital stock of the Company owned by FCE and the Phantom Equity Plans, constitutes 100% of the outstanding capital stock of the Company. To such Exchanging Stockholder’s Knowledge, and except for the rights held by FCE in the Company and the Phantom Equity Plans, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that will not have been waived or terminated prior to or upon the Closing that could require the Company or the Subsidiary to (i) issue, sell, or otherwise cause to become outstanding any of its capital stock, (ii) repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock or other ownership interests in the Company or the Subsidiary, (iii) grant, extend, accelerate the vesting of or enter into any subscription, option, warrant, equity security, call, right, commitment or agreement of the type described in clause (i) and (ii) above; or (iv) provide funds to or make any investment (in the form of a loan or capital contribution) in any entity.

Section 3.4 Agreements Between the Exchanging Stockholders and the Company

To such Exchanging Stockholder’s Knowledge, neither it nor any officer, director, employee, stockholder, or Affiliate of such Exchanging Stockholder (a) owns any beneficial interest in any material property used by the Company or the Subsidiary or (b) is a party to any currently effective agreement, contract, commitment or transaction with the Company or the Subsidiary or (c) has any material interest in any material property used by the Company or the Subsidiary.

Section 3.5 Brokerage.

Such Exchanging Stockholder has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which FCE or the Company is or could become liable or obligated.

Section 3.6 No Litigation.

There is no lawsuit, claim, action, proceeding or investigation pending or, to such Exchanging Stockholder’s Knowledge, threatened against such Exchanging Stockholder, or its properties or businesses, which could reasonably be expected to have a Material Adverse Effect or restrict the ability of such Exchanging Stockholder to consummate the transactions contemplated hereby and otherwise perform hereunder. To such Exchanging Stockholder’s Knowledge, there is no lawsuit, claim, action, proceeding or investigation pending or threatened against the Company, or its properties or businesses, which could reasonably be expected to have a Material Adverse Effect or restrict the ability of the Company to consummate the transactions contemplated hereby and otherwise perform hereunder.

Section 3.7 Disclosure of Information.

Such Exchanging Stockholder believes that it has received all information that is necessary or appropriate in connection with the transactions contemplated by each of the Transaction Documents to which such Exchanging Stockholder is a party and has been afforded an opportunity to ask questions of and receive answers from the Company regarding the transactions contemplated by this Agreement and the Transaction Documents.

Section 3.8 Future Gains; etc.

Such Exchanging Stockholder has entered into this Agreement and each of the Transaction Documents to which such Exchanging Stockholder is a Party based on such Exchanging Stockholder’s own knowledge and analysis. Such Exchanging Stockholder understands that the Company’s plans for the future, if successful, may result in the Transaction Stock becoming significantly more valuable and that the future value of the Transaction Stock could far exceed the amounts the Exchanging Stockholders will receive under this Agreement. Nevertheless, such Exchanging Stockholder is selling its Transaction Stock on its own free will. Neither FCE, nor the Company, nor any other Person has made (and such Exchanging Stockholder is not relying upon) any representation to such Exchanging Stockholder about the advisability of this decision or the potential future value of its interest in the Company.

Section 3.9 Investment Decision.

Such Exchanging Stockholder is experienced in evaluating companies such as the Company, is able to fend for itself in the transactions contemplated by this Agreement and the Transaction Documents and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the sale of its Transaction Stock hereunder.

Section 3.10 Tax Consequences.

Each such Exchanging Stockholder has not knowingly taken and will not knowingly take any action inconsistent with or which would knowingly jeopardize the tax-free treatment of the Exchange as agreed in Section 4.13 below. Such Exchanging Stockholder has reviewed with such Exchanging Stockholder’s own tax and other advisors the federal, state, and local tax consequences of the Exchange and the transactions contemplated by this Agreement and the Transaction Documents and has been advised by such tax advisors with respect to what actions may or may not jeopardize the tax-free treatment of the Exchange as agreed in Section 4.13 below. Such Exchanging Stockholder is relying solely on such advisors and not on any statements or representations of the Company or FCE or any of its agents with respect to the tax consequences to such Exchanging Stockholder of the Exchange. Such Exchanging Stockholder understands that it (and not FCE or the Company) shall be responsible for such Exchanging Stockholder’s own tax liability that may arise as a result of the transactions contemplated by this Agreement and the Transaction Documents.

ARTICLE IV

COVENANTS AND OTHER AGREEMENTS

The Parties agree as follows:

Section 4.1 General.

Each of the Parties shall use its commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the Transactions contemplated by this Agreement (including satisfaction of the closing conditions set forth in Section 6 below).

Section 4.2 Public Announcements.

None of the Exchanging Stockholders shall make, or permit any agent or Affiliate of such Exchanging Stockholder to make, any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of FCE, except as may be required by law. FCE shall not reference, or permit any agent or Affiliate of FCE to reference, in any public statements, including, without limitation, any press releases, the name of any Exchanging Stockholder, or otherwise identify the Exchanging Stockholder (implicitly or explicitly) with respect to this Agreement, the transactions contemplated hereby, or otherwise nor make reference to an Exchanging Stockholder as to indicate an endorsement by such Exchanging Stockholder without the prior written consent of such Exchanging Stockholder, except as may be required by law. Each Exchanging Stockholder consents to FCE filing a copy of this Agreement as an exhibit to a report under the Exchange Act.

Section 4.3 Litigation Support.

In the event and for so long as any Party actively is contesting or defending against any third party action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (a) any transaction contemplated under this Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing involving the Exchanging Stockholders or the Company, the Exchanging Stockholders agree, at the contesting or defending Party’s expense, to (i) reasonably cooperate with the contesting or defending Party and its counsel and (ii) make themselves available, to provide testimony, to be deposed, to act as witnesses and to assist counsel.

Section 4.4 Transaction Expenses.

Each Party shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby. Each Exchanging Stockholder shall pay and indemnify and hold harmless FCE from and against any sales, transfer, documentary, stamp or other similar taxes incurred by such Exchanging Stockholder in connection with the transactions contemplated by this Agreement.

Section 4.5 Further Assurances.

From and after the Closing, FCE and each of the Exchanging Stockholders shall execute and deliver such further instruments of conveyance and transfer and take such other action as reasonably may be necessary to further effectuate the transactions contemplated by the Transaction Documents.

Section 4.6 Third Party Consents.

Prior to the Closing, the Company shall obtain from third parties all consents necessary under the Company’s formation documents or any agreement, instrument or other document to which the Company or any Shareholder is a party in order for the Parties to enter into this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby (the “Third Party Consents”).

Section 4.7 Employment Arrangements.

Prior to the Closing, the Company shall assist and cooperate with FCE in securing employment arrangements on such terms and conditions as may be acceptable to FCE. Such arrangements may include but are not limited to transition service agreements, non-competition and/or non-solicitation agreements, and retention agreements with certain key employees of the Company.

Section 4.8 Phantom Equity Plans.

The Company will retain all obligations under the Phantom Equity Plans post-Closing.

Section 4.9 Non-Competition

(a) Subject to Section 8.1 below, in consideration for the Exchange, during the period beginning on the Closing Date and ending on the three (3)-year anniversary of the Closing Date (the “Non-Compete Period”), each Exchanging Stockholder hereby agrees that it will not, and will not allow any of its direct or indirect wholly owned subsidiaries to, acquire, or acquire any equity in, any entity competing with FCE or the Company in the Restricted Business; provided, however, that this restriction shall not apply to (i) equity or shares in companies competing with FCE or the Company in the Restricted Business that are already owned by the Exchanging Stockholders prior to the Closing and (ii) ownership of up to 5% of the outstanding stock of any company engaged in the Restricted Business. Each Exchanging Stockholder expressly acknowledges and agrees that each and every restriction imposed by this Section 4.9 is reasonable with respect to subject matter, time period and geographical area.

(b) Each Exchanging Stockholder agrees that, during the Non-Compete Period, Exchanging Stockholder shall not, and shall not permit any of its direct or indirect wholly owned subsidiaries to, directly or indirectly contact or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, director, independent contractor or otherwise) or actually hire any of the persons listed in Annex 2, without the prior written consent of FCE.

Section 4.10 Confidentiality Obligations.

Each Exchanging Stockholder acknowledges that from and after the Closing, FCE and its Affiliates will have a legitimate and continuing proprietary interest in the protection of trade secrets and confidential information, knowledge and data of the Company or the Subsidiary and any similar information with respect to FCE or its Affiliates and the terms of this Agreement and Transaction Documents (collectively, the “Confidential Information”) which is or has been provided to any Exchanging Stockholder. Except as disclosure may be ordered by a Government Entity of competent jurisdiction or as otherwise required by law, each Exchanging Stockholder agrees that such Exchanging Stockholder and such Exchanging Stockholder’s Affiliates will maintain and cause to be maintained the confidentiality of all Confidential Information related to the Company, the Subsidiary or FCE or any of its Affiliates, which is held by or known to any of them and shall not disclose the Confidential Information to any Person. In the event that any Exchanging Stockholder or any of such Exchanging Stockholder’s Affiliates is notified that it is or may become legally compelled to disclose any of the Confidential Information, such Exchanging Stockholders will provide FCE with prompt notice of the existence, terms and circumstances surrounding such notice so that FCE may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 4.10. In the event that such protective order or other remedy is not obtained prior to the time disclosure is required, or that FCE waives compliance with the provisions of this Section 4.10 in a particular instance, such Exchanging Stockholder will furnish only that portion of the Confidential Information that they are advised in writing by counsel is legally required to be furnished.

Except as expressly authorized herein, such Exchanging Stockholder and its Affiliates shall not use any Confidential Information for any of their benefit or the benefit of any other person. Information, knowledge or data shall not be deemed to be Confidential Information to the extent that it is or becomes generally available to the public other than as a result of disclosure by a Exchanging Stockholder or any of such Exchanging Stockholder’s Affiliates, becomes available to an Exchanging Stockholder on a nonconfidential basis from a source other than the Company or FCE or any of its Affiliates, was known to such Exchanging Stockholder prior to the time of disclosure without any obligation to keep such information confidential or is developed by employees or agents of such Exchanging Stockholder or its Affiliates independently of and without reference to any Confidential Information.

Section 4.11 Releases and Waiver of Certain Rights.

(a) Subject to Section 4.11(f) and Section 8.1 below, in consideration for the agreements set forth herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, each Exchanging Stockholder does for itself and its wholly owned, direct or indirect subsidiaries, divisions, parents, predecessors, successors, assigns, and their respective attorneys, past and present officers, directors, managers, administrators, agents, employees, representatives, stockholders, members and partners (the “Exchanging Stockholder Releasors”) release, acquit, and forever discharge the Company and its related entities, subsidiaries, divisions, parents, predecessors, successors, assigns, and their respective attorneys, past and present officers, directors, managers, administrators, agents, employees, representatives, stockholders, members and partners (collectively, the “Company Releasees”), from any and all claims, demands, actions, causes of action, liabilities, judgments, liens, third-party lawsuits, contracts, agreements, rights, debts, loans, suits, obligations, promises, acts, costs and expenses (including, but not limited to, attorneys’ fees), losses, injuries, damages and charges of whatsoever nature, whether to person or property, whether direct, consequential or incidental, whether known or unknown, suspected or unsuspected, fixed or contingent, or whether filed or prosecuted, which the Exchanging Stockholder Releasors had, now have, or claim to have had, or may hereafter have against any or all of the Company Releasees from the beginning of the world to the date hereof with respect to any and every fact, situation, event or other cause, including, without limitation, any and all claims relating to or arising out of the Exchanging Stockholder’s interest in the Company (collectively, “Exchanging Stockholders Claims Against the Company”).

(b) Subject to Section 4.11(f) and Section 8.1 below, in consideration for the agreements set forth herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, each Exchanging Stockholder does for itself and the other Exchanging Stockholder Releasors release, acquit, and forever discharge FCE and its related entities, subsidiaries, divisions, parents, predecessors, successors, assigns, and their respective attorneys, past and present officers, directors, managers, administrators, agents, employees, representatives, stockholders, members and partners (collectively, the “FCE Releasees”), from any and all claims, demands, actions, causes of action, liabilities, judgments, liens, third-party lawsuits, contracts, agreements, rights, debts, loans, suits, obligations, promises, acts, costs and expenses (including, but not limited to, attorneys’ fees), losses, injuries, damages and charges of whatsoever nature, whether to person or property, whether direct, consequential or incidental, whether known or unknown, suspected or unsuspected, fixed or contingent, or whether filed or prosecuted, which the Exchanging Stockholder Releasors had, now have, or claim to have had, or may hereafter have against any or all of FCE Releasees from the beginning of the world to the date hereof with respect to any and every fact, situation, event or other cause, arising out of or relating to any of the Exchanging Stockholder’s interest in the Company (collectively, “Exchanging Stockholders Claims Against FCE”), except for FCE’s indemnification obligations under Section 5.3 hereof.

(c) In addition, and subject to Section 4.11(f) and Section 8.1 below, the Exchanging Stockholder Releasors covenant that they have not and will not commence or cause to be commenced any action or other proceeding based upon any claim which relates in any way to the Exchanging Stockholders Claims Against the Company or the Exchanging Stockholders Claims Against FCE released in this Agreement and will not challenge or seek to challenge the validity or enforceability of any portion of any of the releases contained in this Section 4.11.

(d) Each Exchanging Stockholder acknowledges that the release set forth above in Section 4.11(a) is a general release and represents that it has been advised by its counsel of the legal and practical effect of a general release and recognizes that it is executing and delivering this Agreement (which includes the general release contained in this Section 4.11(a), intending thereby to be legally bound by the terms and provisions hereof of its own free will, without promises or threats of the exertion of duress. Exchanging Stockholder further acknowledges that the releases contained in this Section 4.11 encompass all known and unknown claims, subject to Section 4.11(f).

(e) Each Exchanging Stockholder (and all of them by their signatures hereto) hereby irrevocably waives any and all preemptive rights, rights of first refusal (on issuance or transfer), co-sale rights, or any other corresponding or similar rights, whether created by statute, the charter, or the bylaws of the Company (or certificate of formation, limited liability agreement or any other document or agreement relating to the formation or operation of the Company), or by any agreement to which such Exchanging Stockholder is a party or by which the Company or such Exchanging Stockholder is bound that may be triggered by, or arise from, either (x) the Transactions or (y) any and all transactions or share issuances prior to the date of this Agreement.

(f) Notwithstanding the foregoing, the releases and covenants set forth in Sections 4.11(a), (b) and (c) shall not apply with regard to any claim made by Exchanging Stockholder Releasors if such claim is based upon (i) this Agreement or the transactions contemplated hereby, (ii) FCE’s fraud or (iii) circumstances that (a) were not Known by such Exchanging Stockholder at Closing and (b) were known by FCE at Closing.

Section 4.12 Registration Rights and Lock-up.

(a) Mandatory Registration. No later than the earlier to occur of either three months from the Closing Date or the date FCE increases its number of authorized shares of common stock to an amount greater than 275,000,000 (the “Filing Deadline”), FCE shall prepare, and file with the SEC a Registration Statement on Form S-3 to enable Exchanging Stockholders to sell their FCE Stock (the “Registration Statement”). FCE shall use commercially reasonable efforts to cause such Registration Statement to be declared effective by the SEC as soon as possible, but in no event later than the fifth Business Day after the SEC advises FCE that either (A) it will not review such Registration Statement or (B) it has no further comments with respect to such Registration Statement (the “Effectiveness Deadline”). Notwithstanding the foregoing, FCE shall not be obligated to prepare and file the Registration Statement if (i) at such time all of FCE Stock may be sold without restrictions under Rule 144 promulgated under the Securities Act (“Rule 144”) or (ii) FCE is not eligible to file a registration statement on Form S-3 Registration Statement at such time. However, in the case of (ii) above, FCE shall file the Registration Statement on the earliest subsequent date that FCE is eligible to file a Form S-3 Registration Statement (unless at such time all of FCE Stock may be sold without restrictions under Rule 144). During the Registration Period, FCE will use its best efforts to maintain its ability to file a Form S-3 Registration Statement and maintain the listing of its common stock on the NASDAQ Global Market.

(b) Registration Period. FCE shall keep the Registration Statement effective pursuant to Rule 415 promulgated under the Securities Act at all times until the earliest of (i) the two-year anniversary of the Closing Date; (ii) the date as of which the Exchanging Stockholders may sell all of FCE Stock covered by the Registration Statement without restriction pursuant to Rule 144 or (iii) the date on which the Exchanging Stockholders shall have sold all FCE Stock covered by the Registration Statement (the “Registration Period”).

(c) Obligations of FCE. In connection with the registration under this Section 4.12, FCE shall promptly:

(1) prepare and file with the SEC such amendments and supplements to the Registration Statement, and the prospectus used in connection with the Registration Statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all FCE Stock;

(2) furnish to the Exchanging Stockholders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Exchanging Stockholders may reasonably request in order to facilitate the disposition of their FCE Stock;

(3) use its commercially reasonable efforts to cause all FCE Stock to be listed on the NASDAQ Global Market or such other exchange on which the securities issued by FCE are then listed;

(4) provide a transfer agent and registrar for all FCE Stock registered pursuant to this Section 4.12 and provide a CUSIP number for all such FCE Stock, in each case not later than the effective date of the Registration Statement;

(5) notify each Exchanging Stockholder promptly after FCE receives notice thereof, of the time when the Registration Statement has been declared effective or a supplement to any prospectus forming a part of the Registration Statement has been filed; and

(6) after the Registration Statement becomes effective, notify each Exchanging Stockholder of any request by the SEC that FCE amend or supplement the Registration Statement or prospectus.

(d) Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to this Section 4.12, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for FCE shall be borne and paid by FCE. All Selling Expenses relating to FCE Stock registered pursuant to this Section 4.12 shall be borne and paid by the Exchanging Stockholders pro rata on the basis of the number of shares of FCE Stock registered on their behalf.

(e) Grace Period. Notwithstanding anything to the contrary in this Section 4.12, at any time after the Registration Statement has been declared effective by the SEC, FCE may delay the disclosure of material non-public information concerning FCE the disclosure of which at the time is not, in the good faith opinion of FCE’s Board of Directors and its counsel, in the best interest of FCE and, in the opinion of counsel to FCE, otherwise required (a “Grace Period”); provided, that FCE shall promptly (i) notify the Exchanging Stockholders in writing of the existence of material non-public information giving rise to a Grace Period (provided that in each notice FCE will not disclose the content of such material non-public information to the Exchanging Stockholders) and the date on which the Grace Period will begin, and (ii) notify the Exchanging Stockholders in writing of the date on which the Grace Period ends; and, provided further, that no Grace Periods shall exceed sixty (60) consecutive days and during any consecutive three hundred sixty (360) day period, such Grace Periods shall not exceed an aggregate of one hundred twenty (120) days and the first day of any Grace Period must be at least five (5) trading days after the last day of any prior Grace Period. For purposes of determining the length of a Grace Period above, the Grace Period shall begin on and include the date the Exchanging Stockholders receive the notice referred to in clause (i) and shall end on and include the later of the date the Exchanging Stockholders receive the notice referred to in clause (ii) and the date referred to in such notice. In the event that FCE shall exercise its right to effect a Grace Period hereunder, the Registration Period during which the Registration Statement is to remain effective shall be extended by a period of time equal to the duration of any Grace Periods.

(f) Obligations of the Exchanging Stockholder.

(1) At least seven (7) days prior to the anticipated filing date of the Registration Statement, FCE shall notify each Exchanging Stockholder in writing of the information FCE requires from such Exchanging Stockholder. It shall be a condition precedent to the obligations of FCE to complete the registration pursuant to this Section 4.12 with respect to such Exchanging Stockholder’s FCE Stock that such Exchanging Stockholder shall furnish to FCE information regarding itself, FCE Stock held by it and the intended method of disposition of FCE Stock held by it as shall be reasonably required to effect the registration of such FCE Stock and such Exchanging Stockholder shall execute such documents in connection with such registration as FCE may reasonably request, in each case within seven (7) Business Days of being notified by FCE of its necessity.

(2) Each Exchanging Stockholder by its acceptance of FCE Stock agrees to cooperate with FCE as reasonably requested by FCE in connection with the preparation and filing of the Registration Statement hereunder, unless such Exchanging Stockholder has notified FCE in writing of such Exchanging Stockholder’s election to exclude all of such Exchanging Stockholder’s FCE Stock from the Registration Statement.

(3) Each Exchanging Stockholder agrees that, upon receipt of any notice from FCE of any stop order or other suspension of effectiveness of the Registration Statement, or the suspension of the qualification of any FCE Stock for sale in any jurisdiction, such Exchanging Stockholder will immediately discontinue disposition of FCE Stock pursuant to the Registration Statement until such Exchanging Stockholder’s receipt of a supplemented or amended prospectus or receipt of notice that no supplement or amendment is required.

(4) As promptly as practicable after becoming aware of such event, each Exchanging Stockholder shall notify FCE in writing of the happening of any event as a result of which the information provided in writing by such Exchanging Stockholder to FCE expressly for use in the prospectus included in the Registration Statement includes an untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(g) Indemnification. In connection with the Registration Statement:

(1) To the extent permitted by law, FCE shall indemnify each Exchanging Stockholder, the directors, officers, members, partners, employees, agents or other representatives of and each Person controlling such Exchanging Stockholder within the meaning of Section 15 of the Securities Act, with respect to which any registration that has been effected pursuant to this Agreement, against all claims, losses, damages, liabilities, fines, penalties, charges, costs, reasonable attorneys’ fees, amounts paid in settlement or expenses, joint or several, (collectively, “Claims”) (or action in respect thereof), arising out of or based on (i) any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statement, prospectus (final or preliminary), any amendment or supplement thereof, issuer free-writing prospectus, circular, or other document incident to any such registration, qualification or compliance or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made and (ii) any violation by FCE of any rule or regulation promulgated by the Securities Act, the Exchange Act, or any other law, including, without limitation, any state securities law, or any rule or regulation thereunder relating to the offer or sale of FCE Stock pursuant to the Registration Statement applicable to FCE and relating to any action or inaction required of FCE in connection with any such registration, qualification or compliance, and will reimburse any Exchanging Stockholder, the directors, officers, members, partners, employees, agents or other representatives of and each Person controlling such Exchanging Stockholder, for reasonable legal and other out-of-pocket expenses reasonably incurred in connection with investigating or defending any such Claim as incurred; provided that FCE will not be liable in any such case to the extent that any untrue statement or omission or allegation thereof is made in reliance upon and in conformity with written information furnished to FCE by or on behalf of such Exchanging Stockholder for use in preparation of the Registration Statement, prospectus, amendment or supplement; provided, further that FCE will not be liable in any such case where the Claim directly results from the material failure of such Exchanging Stockholder to comply with the covenants and agreements contained in this Section 4.12.

(2) To the extent permitted by law and in addition to the indemnification set forth in Section 5.2 of this Agreement, each Exchanging Stockholder will indemnify FCE, the directors, officers, employees, agents, legal counsel and other representatives and each Person who controls FCE within the meaning of Section 15 of the Securities Act, against all Claims (or actions in respect thereof), arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statement, prospectus (final or preliminary), any amendment or supplement thereof, issuer free-writing prospectus, circular or other documents, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, and will reimburse FCE, the directors, officers, employees, agents, legal counsel and other representatives and each Person controlling FCE for reasonable legal and any other expenses reasonably incurred in connection with investigating or defending any such Claim as incurred, in each case to the extent, that such untrue statement or omission or allegation thereof is made in reliance upon and in conformity with written information furnished to FCE by or on behalf of such Exchanging Stockholder for use in preparation of the Registration Statement, prospectus, amendment or supplement.

(3) The procedures for indemnification claims under this Section 4.12(g) shall be governed by Section 5.4 of this Agreement.

(4) If the indemnification provided for in this Section 4.12(g) is held by a court of competent jurisdiction to be unavailable to an Indemnified Party under this Section 4.12(h) with respect to any Claim referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party thereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Claim in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such Claim as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission provided, that in no event shall any contribution by an Exchanging Stockholder hereunder when combined with amounts paid pursuant to subsection (2) of this Section 4.12(g) exceed the net proceeds received by such Exchanging Stockholder upon the sale of FCE Stock giving rise to such contribution obligation.

(h) Assignment and Transfer. The rights to cause FCE to register FCE Stock in this Section 4.12 may be assigned so long as such assignee is an Affiliate of such Exchanging Stockholder, in connection with a transfer by such Exchanging Stockholder of all or a portion of its FCE Stock; provided, however, that such transfer must be made at least five (5) days prior to the Filing Deadline and that (a) such transfer may otherwise be effected in accordance with applicable securities laws, including establishing the transferee’s qualification as an “accredited investor” within the meaning of the Securities Act; (b) such Exchanging Stockholder gives prior written notice to FCE at least five (5) days prior to the Filing Deadline; (c) such transferee agrees in writing with FCE to comply with and be bound by all of the provisions of this Agreement; and (d) such transfer is otherwise in accordance with the applicable requirements of this Agreement. Except as specifically permitted by this Section 4.12(h), the rights of an Exchanging Stockholder with respect to FCE Stock as set out herein shall not be transferable to any other Person, and any attempted transfer shall cause all rights of such Exchanging Stockholder therein to be forfeited.

(i) Amendment and Waiver of Registration Rights. The registration rights of any Exchanging Stockholder under the provisions of this Section 4.12 may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely) or amended by an instrument in writing signed by such Exchanging Stockholder. Any amendment or waiver effected in accordance with this Section 4.12(i) shall be binding upon any Exchanging Stockholder and FCE.

(j) Lock-Up Period. For the ninety (90) day period following the Closing Date, each Exchanging Stockholder hereby agrees not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of (collectively, “Transfer”) any FCE Stock, or any other securities of FCE. In addition, each Exchanging Stockholder hereby agrees not to Transfer more than fifty percent (50%) of FCE Stock issued to such Exchanging Stockholder pursuant to this Agreement during the one year period following the Closing Date. Notwithstanding the foregoing, the restrictions on Transfer contained in this Section 4.12(j) shall terminate upon the earlier of (i) FCE increasing its number of authorized shares of common stock to an amount greater than 275,000,000 and (ii) the failure of FCE’s stock to be listed on either the NASDAQ Global Market or the NASDAQ Capital Market.

(k) NASDAQ Listing. FCE will use commercially reasonable efforts to maintain its listing on the NASDAQ Global Market. In the event that at any time during which any of the Exchanging Stockholders own FCE Stock, FCE’s common stock is no longer listed on the NASDAQ Global Market, FCE shall use commercially reasonable efforts to re-list on the NASDAQ Global Market and, until such re-listing occurs, list its common stock on a stock exchange, the NASDAQ Capital Market, the OTC Bulletin Board or another trading market.

Section 4.13 Tax Consequences and Consistent Tax Treatment.

All of the Parties intend, agree and expect that for income tax purposes the Exchange will be a tax-free, stock-for-stock “B” reorganization for purposes of the Internal Revenue Code and that all of the Parties shall treat such Exchange on each of their respective tax returns and tax compliance documents consistently with such intentions and expectations. No party shall knowingly take any action which would knowingly jeopardize such tax-free reorganization treatment of the Exchange.

ARTICLE V

SURVIVAL; INDEMNIFICATION AND OTHER REMEDIES

Section 5.1 Survival of Representations and Warranties.

All of the representations and warranties contained in ARTICLE II and ARTICLE III, above shall survive the Closing hereunder for a period of one year after the Closing; provided, however, that any claims (a) for a breach of Section 3.3(a) by any Exchanging Stockholder, (b) for a breach of Section 2.5 by FCE or (c) based on the commission of fraud by any Party shall survive the Closing hereunder without time limitation.

Section 5.2 Indemnification Obligations of the Exchanging Stockholders.

Subject to Section 5.5, each Exchanging Stockholder shall, severally and not jointly, indemnify and hold harmless FCE and its Affiliates, and their respective partners, members, stockholders, officers, managers, directors, employees, representatives and agents (collectively, the “FCE Indemnitees” and each, an “FCE Indemnitee”) from and after the Closing, in respect of any Loss which any FCE Indemnitee suffers, sustains, or becomes subject to as a result of or by virtue of, without duplication:

(a) the breach or violation by such Exchanging Stockholder of any of the covenants made by such Exchanging Stockholder in this Agreement; and

(b) the breach of any of the representations and warranties of such Exchanging Stockholder contained in ARTICLE III of this Agreement, provided that FCE delivers notice of such claim to such Exchanging Stockholder during the applicable survival period specified in Section 5.1, above.

FCE agrees that the indemnification provided in Section 4.12(g) and this Section 5.2 shall be FCE’s sole and exclusive remedy against Exchanging Stockholders for any Loss suffered by FCE pursuant to this Agreement and the transactions contemplated hereby.

Section 5.3 Indemnification Obligations of FCE and the Company.

FCE shall indemnify and hold harmless the Exchanging Stockholders, and their respective Affiliates, partners, members, stockholders, officers, managers, directors, employees, representatives and agents (collectively, the “Exchanging Stockholder Indemnitees” and each, a “Exchanging Stockholder Indemnitee”) from and after the Closing, in respect of any Loss which any Exchanging Stockholder Indemnitee suffers, sustains, or becomes subject to as a result of or by virtue of, without duplication:

(a) the breach or violation by FCE of any of the covenants made by it in this Agreement; and

(b) the breach of any of the representations and warranties of FCE contained in ARTICLE II of this Agreement, provided that the relevant Exchanging Stockholder delivers notice of such claim to FCE during the applicable survival period specified in Section 5.1 above.

Section 5.4 Indemnification Procedures for Third Party Claims.

(a) Notice of Claim. Any Person making a claim for indemnification pursuant to Section 5.2 or Section 5.3 above or Section 4.12(g) (an “Indemnified Party”) must give FCE or the relevant Exchanging Stockholder(s), as applicable (an “Indemnifying Party”) written notice of such claim promptly after the Indemnified Party receives any written notice of any action, lawsuit, proceeding, investigation or other claim against or involving the Indemnified Party by a Government Entity or other third party or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification (it being understood that any claim for indemnity pursuant to Section 5.2(b) or Section 5.3(b) above must be made by notice given within the applicable survival period specified in Section 5.1 above). Such notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time) and must be delivered to the Indemnifying Party prior to the expiration of the survival period provided in Section 5.1 above.

(b) Control of Defense; Conditions. The obligations of an Indemnifying Party under this ARTICLE V with respect to Losses arising from claims of any third party that are subject to the indemnification provided in Section 5.2 or Section 5.3 above or Section 4.12(g) shall be governed by and contingent upon the following additional terms and conditions:

(1) At its option an Indemnifying Party shall be entitled to assume control of the defense of any claim and may appoint as lead counsel of such defense any legal counsel selected by the Indemnifying Party reasonably acceptable to the Indemnified Party.

(2) Notwithstanding Section 5.4(b)(1) above, the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own expense unless (A) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (B) the Indemnifying Party has failed to assume the defense and employ counsel (following written notice from the Indemnified Party) or (C) the named parties to such third party claim include both the Indemnifying Party and the Indemnified Party and representation of such parties by the same counsel would be inappropriate due to actual or potential differing interests between them, in which case the fees and expenses of the Indemnified Party’s counsel shall be paid by the Indemnifying Party.

(3) The Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to any third party claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to any third party claim without the prior written consent of the Indemnified Party (such consent not to be withheld unreasonably).

(c) Manner of Payment.

(1) Any indemnification obligations of the Exchanging Stockholders pursuant to Section 5.2 shall be paid by wire transfer of immediately available funds to an account designated in writing by FCE within 15 days after the determination thereof.

(2) Any indemnification obligations of FCE pursuant to Section 5.3 shall be paid by wire transfer of immediately available funds to an account designated in writing by the Exchanging Stockholder entitled to indemnification within 15 days after the determination thereof.

Section 5.5 Limitations on Liability.

(a) Notwithstanding anything to the contrary hereunder, except with respect to any claims (i) for a breach of Section 3.3(a) by an Exchanging Stockholder, (ii) based on the commission of fraud by an Exchanging Stockholder or (iii) for indemnification under Section 4.12(g), the maximum liability of each such Exchanging Stockholder under this Agreement shall be capped at the Maximum Liability Amount.

(b) No Party hereunder may assert or enforce any claim under this Agreement against any officer, director or employee of any Party or an affiliate of a party that is an individual (in each case, including any person negotiating or executing this Agreement on a Party’s behalf); provided, however, that this Section 5.5(b) will not limit in any manner the right of FCE or the Company from bringing claims or enforcing its rights against individuals under employment agreements or under Sections 4.9, 4.10 and 4.11 of this Agreement.

Section 5.6 Specific Performance.

In addition to any other remedy, whether at law or in equity, the Parties agree that a breach by any Party of this Agreement would cause irreparable damage to the other Parties which could not be adequately addressed by monetary damages and therefore the Parties shall be entitled to an injunction or specific performance, as applicable, to prevent breaches of any of the provisions of this Agreement.

Section 5.7 Remedies.

No failure to exercise, and no delay in exercising, any right, remedy, power or privilege under this Agreement by any Party shall operate as a waiver of such right, remedy, power or privilege, nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise of such right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided pursuant to this Agreement are cumulative and not exhaustive of any other rights, remedies, powers and privileges which may be provided by law.

ARTICLE VI

ACTIONS AT CLOSING

Section 6.1 Conditions to FCE’s Obligations at Closing.

FCE’s obligation to effect the Transactions at the Closing is subject to FCE’s satisfaction as of the Closing that Exchanging Stockholders and the Company have complied with each of the following conditions:

(a) Representations and Warranties; Covenants. Each representation and warranty set forth in ARTICLE III above shall be true and correct in all material respects (other than any representation or warranty that is qualified by materiality, which shall be true and correct in all respects) at the Closing and the Exchanging Stockholders and the Company shall have performed and observed in all material respects each covenant or other obligation required to be performed or observed by them pursuant to the Transaction Documents prior to the Closing.

(b) Proceedings. No action, suit or proceeding shall be pending or threatened before any judicial authority or Government Entity the result of which could prevent or prohibit the consummation of any transaction pursuant to the Transaction Documents or cause any such transaction to be rescinded following consummation, and no judgment, order, decree, stipulation, injunction or charge having any such effect shall exist.

(c) Company Closing Documents. The Company shall have delivered to FCE the following documents:

(1) a copy of the resolutions duly adopted by the board of directors of the Company authorizing the execution, delivery and performance by the Company of each Transaction Document to which the Company is a party and the consummation of the Transactions and all other transactions contemplated by the Transaction Documents, as in effect as of the Closing, certified by an officer of the Company; and

(2) a certificate (dated not more than 5 Business Days prior to the Closing), as to the good standing of the Company in Delaware.

(d) Consents. The Company shall have delivered to FCE all Third Party Consents duly executed and delivered by such third party.

Section 6.2 Conditions of the Exchanging Stockholders’ Obligation at Closing.

The Exchanging Stockholders’ obligations to effect the Transactions at the Closing are subject to the Exchanging Stockholders’ satisfaction as of the Closing that FCE and the Company have complied with each of following conditions:

(a) Representations and Warranties; Covenants. Each representation and warranty set forth in ARTICLE II above shall be true and correct in all material respects (other than any representation or warranty that is qualified by materiality, which shall be true and correct in all respects) at and as of the Closing as though then made, and FCE and the Company shall have performed and observed in all material respects each covenant or other obligation required to be performed or observed by it pursuant to the Transaction Documents prior to the Closing.

(b) Proceedings. No action, suit or proceeding shall be pending or threatened before any judicial authority or Government Entity the result of which could prevent or prohibit the consummation of any transaction pursuant to the Transaction Documents or cause any such transaction to be rescinded following such consummation, and no judgment, order, decree, stipulation, injunction or charge having any such effect shall exist.

(c) Company Closing Documents. The Company shall have delivered to the Exchanging Stockholders the following documents:

(1) a copy of the resolution duly adopted by the board of directors of the Company authorizing the execution, delivery and performance by the Company of each Transaction Document to which the Company is a party and the consummation of the Transactions and all other transactions contemplated by the Transaction Documents, as in effect as of the Closing, certified by an officer of the Company.

(2) a certificate (dated not more than 5 Business Days prior to the Closing), as to the good standing of the Company in Delaware.

ARTICLE VII

DEFINITIONS

For the purposes of this Agreement, the following terms have the meanings set forth below:

An “Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such first Person within the meaning of the Securities Exchange Act of 1934, as amended.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Claims” has the meaning set forth in Section 4.12(g).

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Releasees” has the meaning set forth in Section 4.11(a).

“Confidential Information” has the meaning set forth in Section 4.10.

“Consideration” means any shares of FCE’s common stock that is issued to the Exchanging Stockholders hereunder.

“Effectiveness Deadline” has the meaning set forth in Section 4.12(a).

“Encumbrance” means any mortgage, pledge, charge, hypothecation, encumbrance, claims, loans, lien (statutory or otherwise), restriction, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever.

“Exchange” means the transfer of the Transaction Stock to FCE in exchange for the Consideration.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchanging Stockholder” or “Exchanging Stockholders” has the meaning set forth in the preamble to this Agreement.

“Exchanging Stockholder Indemnitees” has the meaning set forth in Section 5.3.

“Exchanging Stockholder Releasors” has the meaning set forth in Section 4.11(a).

“Exchanging Stockholders Claims Against the Company” has the meaning set forth in Section 4.11(a).

“Exchanging Stockholders Claims Against FCE” has the meaning set forth in Section 4.11(b).

“FCE” has the meaning set forth in the preamble to this Agreement.

“FCE Indemnitees” has the meaning set forth in Section 5.2.

“FCE Material Adverse Effect” means a material adverse effect on the business, properties, assets, liabilities, results of operations or condition of FCE.

“FCE Releasees” has the meaning set forth in Section 4.11(b).

“FCE Stock” has the meaning set forth in Section 1.2.

“FCE Stock Closing Price” means the average daily closing price of FCE’s common stock on the NASDAQ Global Market for the ten (10) trading days ending on the day before the Closing Date.

“Filing Deadline” has the meaning set forth in Section 4.12(a).

“Government Entity” means the United States of America or any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory, or administrative functions of government.

“Grace Period” has the meaning set forth in Section 4.12(e).

“Indemnified Party” has the meaning set forth in Section 5.4(a).

“Indemnifying Party” has the meaning set forth in Section 5.4(a).

“Knowledge” by a particular Exchanging Stockholder or whether a particular Exchanging Stockholder has “Known” of any matter shall mean that any of the current officers of such Exchanging Stockholder (which shall be deemed to include any designee of such Exchanging Stockholder currently on the Company’s Board prior to Closing) have actual knowledge, without a duty to investigate, of such matter solely by virtue of such Exchanging Stockholder’s status as a stockholder of the Company. An Exchanging Stockholder shall not be deemed to have Knowledge of any matter which was disclosed to the Company’s Board of Directors, including FCE’s designee on the Company’s Board, or which is also known by FCE.

“Legal Requirement” means any requirement arising under any action, law, treaty, rule or regulation, determination or direction of an arbitrator or Government Entity.

“Loss” means, with respect to any Person, any judgment, claim, settlement, liability, cost, tax damage, deficiency, penalty, fine or other loss or expense (including reasonable attorney’s fees), whether or not arising out of a third party claim, against or affecting such Person.

“Material Adverse Effect” means a material adverse effect on the business, properties, assets, liabilities, results of operations or condition of the Company or the Subsidiary.

“Maximum Liability Amount” means, with respect to each Exchanging Stockholder, the sum of (i) the amount of proceeds received by such Exchanging Stockholder from the sale of FCE Stock; and (ii) the Value of FCE Stock that has not been sold by such Exchanging Stockholder at the time the Maximum Liability Amount is being calculated. For purposes of this definition, the “Value” of FCE Stock shall mean the average daily closing price of FCE’s common stock on the NASDAQ Global Market for the ten (10) trading days ending on the day before such FCE Stock could be freely sold by such Exchanging Stockholder whether pursuant to a registration statement filed by the Company, under Rule 144 promulgated under the Securities Act or otherwise.

“Non-Compete Period” has the meaning set forth in Section 4.9(a).

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a Government Entity.

“Phantom Equity Plans” means the Company’s Phantom Stock Incentive Compensation Plan, dated May 20, 2005, as amended and the Company’s Amended and Restated Phantom Stock Incentive Compensation Plan, dated April 12, 2012.

“Registration Period” has the meaning set forth in Section 4.12(b).

“Registration Statement” has the meaning set forth in Section 4.12(a).

“Restricted Business” means the solid oxide fuel cell technology business.

“Rule 144” has the meaning set forth in Section 4.12(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes and other expenses of Exchanging Stockholders (including legal expenses) applicable to the sale of FCE Stock.

“Shareholders” means Exchanging Stockholders and FCE.

“Subsidiary” means Versa Power Systems, Ltd.

“Term Sheet” means the term sheet, dated October 5, 2012, by and among FCE, the Company and the Exchanging Stockholders.

“Third Party Consents” has the meaning set forth in Section 4.6.

“Transaction Documents” means this Agreement and all other agreements, instruments, certificates and other documents to be entered into or delivered by any Party, pursuant to this Agreement.

“Transaction Stock” has the meaning set forth in the recitals to this Agreement.

“Transactions” has the meaning set forth in Section 1.3.

“Transfer” has the meaning set forth in Section 4.12(j).

“UURF” means the University of Utah Research Foundation.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Certain Treatments Regarding UURF.

Notwithstanding anything in this Agreement to the contrary, (i) the restrictions set forth in Section 4.9(a) shall not prohibit UURF from having equity interests in start-up entities the technology for which originates through research conducted at the University of Utah and (ii) the releases set forth in Sections 4.11(a), (b) (c) (d) and (f) shall not apply to UURF.

Section 8.2 Consent to Amendments.

This Agreement may be amended or modified, and any provisions of this Agreement may be waived, in each case upon the approval, in writing, executed by FCE and each Exchanging Stockholder (the “Requisite Exchanging Stockholders”). No other course of dealing between or among any of the Parties or any delay in exercising any rights pursuant to this Agreement shall operate as a waiver of any rights of any Party.

Section 8.3 Successors and Assigns.

Except as otherwise expressly provided in this Agreement, all covenants and agreements set forth in this Agreement by or on behalf of the Parties shall bind and inure to the benefit of the respective successors and permitted assigns of the Parties, whether so expressed or not, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by (x) FCE without the prior written consent of the Requisite Exchanging Stockholders, or (y) any of the Exchanging Stockholders without the prior written consent of FCE.

Section 8.4 Governing Law; Forum.

This Agreement shall be governed by and construed and interpreted in accordance with the internal, substantive laws of the State of Delaware applicable to contracts made and to be wholly performed within such State, without giving effect to any choice of law or conflict provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied. All Parties agree to submit to exclusive jurisdiction of any state or federal court located in the State of Delaware, to resolve any dispute arising from, through, or in any manner related to this Agreement or any provision hereof.

Section 8.5 Notices.

All demands, notices, communications and reports provided for in this Agreement shall be in writing and shall be either personally delivered or sent by recognized and reputable overnight courier service (delivery charges prepaid) to any Party at the address specified below, or at such address, to the attention of such other Person, and with such other copy, as the recipient Party has specified by prior written notice to the sending Party pursuant to the provisions of this Section 8.5.

If to the Company or FCE:

FuelCell Energy, Inc.

3 Great Pasture Road

Danbury, CT 06810

Facsimile:

Attn.: President

with copies, which shall not constitute notice to FCE, to:

Patterson Belknap Webb & Tyler LLP

1133 Avenue of the Americas

New York, NY 10036-6710

Attn: Peter J. Schaeffer, Esq.

If to an Exchanging Stockholder, at the address noted for such Exchanging Stockholder on the signature pages hereto. Any such demand, notice, communication or report shall be deemed to have been given pursuant to this Agreement when delivered personally, when confirmed if by facsimile or on the business day after deposit with a reputable overnight courier service, as the case may be.

Section 8.6 Annexes.

The Annexes to this Agreement constitute a part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein.

Section 8.7 Counterparts.

The Parties may execute this Agreement in two or more counterparts (no one of which need contain the signatures of all Parties), including facsimile counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

Section 8.8 No Third-Party Beneficiaries.

Except as otherwise expressly provided in this Agreement, no Person which is not a Party shall have any right or obligation pursuant to this Agreement.

Section 8.9 Headings; Construction.

Titles and headings to articles, sections, and paragraphs under in this Agreement have been inserted for convenience of reference only and are not intended to be a part of or to affect the meaning, interpretation, or construction of this Agreement or of any provision hereof. Whenever the context so requires the use of or reference to any gender includes the masculine, feminine and neuter genders; and all terms used in the singular shall have comparable meanings when used in the plural and vice versa.

Section 8.10 Entire Agreement.

Except as otherwise provided in this Agreement, this Agreement and the other Transaction Documents set forth the entire understanding of the Parties relating to the subject matter hereof, and all prior understandings, whether written or oral are superseded by this Agreement, and all prior understandings, and all related agreements and understandings are hereby terminated.

* * * * *

IN WITNESS WHEREOF, the Parties have executed this SECURITIES EXCHANGE AGREEMENT as of the date first written above.

FUELCELL ENERGY, INC.

By:	/s/ Arthur A. Bottone
Printed Name: Arthur A. Bottone
Title: President and CEO

VERSA POWER SYSTEMS, INC.

By:	/s/ Robert A. Stokes
Printed Name: Robert A. Stokes
Title: President and CEO
Address: 10720 Bradford Rd.; Ste 110
Littleton, CO 80127

GAS TECHNOLOGY INSTITUTE

By:	/s/ Paul G. Chromek
Printed Name: Paul G. Chromek
Title: Corporate Secretary
Addres: 1700 S. Mt. Prospect Rd.
Des Plaines, IL 60018

ELECTRIC POWER RESEARCH INSTITUTE, INC.

By:	/s/ Salvador A. Caseate, Jr.
Printed Name: Salvador A. Caseate, Jr.
Title: Vice President Legal
Address: 3420 Hill View Ave
Palo Alto, CA 94304

MATERIALS AND SYSTEMS
RESEARCH, INC.

By:	/s/ Dinesh K. Shetty
Printed Name: Dinesh K. Shetty
Title: President
Address: 5395 W. 700 S
Salt Lake City, UT 84104

UNIVERSITY OF UTAH RESEARCH FOUNDATION

By:	/s/ Robert A. Stokes
Printed Name: Robert A. Stokes
Title: President, Versa Power Systems, Inc. on behalf of University of Utah Research Foundation By Power of Attorney
Address: 201 President Circle
Salt Lake City, UT 84112

ANNEX 1

SHARE ALLOCATION

ACTUAL AMOUNT DETERMINED AT CLOSING

NAME	COMPANY STOCK BEING EXCHANGED	NUMBER OF SHARES OF FCE STOCK TO BE RECEIVED	PERCENTAGE OF TOTAL SHARES EXCHANGED	TRANSFER AGENT INSTRUCTIONS
Gas Technology Institute	60,727	1,793,762	50.86%	Book Entry
Electric Power Research Institute, Inc.	27,000	797,530	22.61%	Book Entry
Materials and Systems Research, Inc.	21,670	640,091	18.15%	Certificate
University of Utah Research Foundation	10,000	295,381	8.38%	Book Entry
Total:	119,397	3,526,764	100.00%